Exhibit 10.1

November 15, 2022

Mr. Bruce Ragsdale

Via Email

Dear Bruce,

I am pleased to offer you the position of Chief Operating Officer (COO) with Ichor Systems, Inc.  Should you accept our offer, your home office will be in Austin, TX, reporting directly to the Chief Executive Officer (CEO). The purpose of this letter is to confirm with you the specifics of your offer, consistent with the terms below.

Start Date

Your tentative date of hire is December 12, 2022.

Salary

our base salary will be $17,307.69 biweekly, which when annualized is equivalent to $450,000 per year.

Work Classification

Your position will be full-time and is considered exempt for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.

Incentive Bonus Plan

You will be eligible to participate in the Company’s Incentive Bonus Plan subject to the terms and conditions of the plan. Your manager will provide you the corporate revenue targets together with your individual MBOs.  Your target bonus is 75%.  Management reserves the right to amend this plan at any time.

Equity Incentive

All requests for grants must be reviewed and approved by the Human Capital Committee, and Board of Directors. You are being recommended and approved for a new hire RSU grant valued at $1,600,000. The RSU grant date and value is determined on the first of the month, following your start date. The vesting schedule is 25% on year one, then quarterly thereafter, and fully vested in four years.  You will be provided a grant agreement within a month of your date of hire, which will come under separate cover.

Benefits

Your participation in the benefit programs, including medical and dental insurance, will begin on your date of hire as long as you have completed your enrollment as required. You will have thirty (30) days from your date of hire to enroll yourself and eligible dependents in the health and welfare benefit programs. You will also be eligible to participate in the 401(k) Retirement Savings Plan.

Time Off

You will be eligible for time off under our Executive & Sr. Management Vacation Policy.  There is no vacation accrual or limit under this policy.  Time off must be approved by your immediate manager in accordance with the terms of the policy.

Direct Deposit

As a condition of employment, you will be required to accept payment of salary or wages by direct deposit.

Background Check & Drug Test

Ichor Systems maintains a pre-employment drug testing policy, a practice designed to prevent the hiring of individuals whose use of illegal drugs may indicate a potential for impaired or unsafe job performance.  Applicants are required to complete the pre-employment drug screening within 48 hours of offer acceptance.  Failure to complete the drug screen within the specified time frame will nullify this offer of employment.  This offer of employment is contingent upon successful completion of the drug screen and background checks.

Per company policy, your employment with Ichor Systems is at will.  This means that either you or Ichor Systems may terminate the employment relationship at any time, with or without cause, with or without notice.

With respect to the nature of your employment relationship with Ichor Systems, this constitutes the full, complete, and final agreement between you and Ichor Systems.  Additionally, no element or elements of the compensation plan listed above can be assigned or transferred by you to any other person, company, or entity of any type.

As a new employee of Ichor Systems, you will be required to complete an employee information sheet and an

I‑9 form. On your first day of work please bring appropriate documentation of proof that you are presently eligible to work in the United States for I‑9 purposes.

This offer of employment, if not previously accepted by you, will expire three (3) days from the date of this letter.

If you wish to accept this offer, please sign, date, and return the enclosed copy of this letter to the Human Resources Department. Please sign, date, and retain a copy for your records.

Bruce, we are excited to have you join the Ichor team and trust that this letter finds you mutually excited about your new employment with us! Should you have any questions, please contact me at ██████████ or email if that is more convenient at █████████████████████. I welcome you to Ichor!

Sincerely,

/s/ Diana Finucane

Diana Finucane

Chief Human Resources Officer

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of employment set forth in this letter.  I understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the terms of my employment and that there are no other promises, expressed or implied, concerning the terms of my employment with Ichor Systems, Inc., other than those expressly set forth or reference herein.

/s/ Bruce Ragsdale	11/15/2022
Bruce Ragsdale	Date

November 15, 2022

Mr. Bruce Ragsdale

Via Email

Dear Bruce:

Your offer of employment for the position of COO with lchor Systems, Inc. includes a sign on bonus in the amount of $100,000, less applicable withholding.

Ichor will cover the cost of relocation for you and your family to move from AZ to TX. As discussed, we will cover the cost of expenses incurred to move your household good and for your associated travel.

This bonus is contingent upon successful completion of employment requirements and will be paid in full within 30-days of your date of hire.

If you voluntary resign for any reason or if you are involuntarily terminated within the first 12 months of employment in this position with Ichor Systems, Inc., you will be obligated to re-pay the bonus.  The repayment amount will be prorated based on complete months of service at the time of separation.  You will be required to pay back separately the full amount due.  Repayment must be made on or before your last day of employment.

Should you have any questions, please contact me at ██████████.

Sincerely,

/s/ Diana Finucane

Diana Finucane

Chief Human Resources Officer

ACKNOWLEDGEMENT

I, the undersigned, understand and agree to the terms and conditions of the hiring bonus set forth in this letter. I further understand and agree that the terms of this letter supersede any and all prior or contemporaneous agreements and/or promises concerning the hiring bonus and that there are no other promises, expressed or implied, concerning the terms of payment or repayment of the hiring bonus, other than those expressly set forth or referenced herein.

/s/ Bruce Ragsdale	11/15/2022
Bruce Ragsdale	Date